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                                                                    EXHIBIT 23.2


The Board of Directors
MTI Technology Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 relating to the 1987 Incentive Stock Option Plan of MTI Technology Corporation of our report dated May 20, 1997, relating to the consolidated balance sheets of MTI Technology Corporation as of April 5, 1997, and April 6, 1996, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the years in the three-year period ended April 5, 1997, and the related schedule, which report appears in the April 5, 1997, annual report on Form 10-K of MTI Technology Corporation.

                                           /s/  KPMG PEAT MARWICK LLP

Orange County, California
April 16, 1998